EXHIBIT 15










ENSERCH Corporation:


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of ENSERCH Corporation and subsidiaries (the "Corporation") for the three-month and six-month periods ended September 30, 1998 and the period from the acquisition (August 5, 1997) through September 30, 1998 (Successor Company Operations), and three-month, nine-month and twelve-month periods ended September 30, 1997 and the period from July 1, 1997 through the acquisition date (Predecessor Company Operations) as indicated in our report dated November 12, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, is incorporated by reference in Registration Statement Nos. 333-43811 and 333-43811-01 on Form S-3, of ENSERCH Corporation.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Dallas, Texas
November 12,1998